Exhibit 21.1
Subsidiaries of Tri-Isthmus Group, Inc. (f/k/a Vsource, Inc.)

Name	Jurisdiction of Incorporation

Del Mar Acquisition, Inc.	Nevada

Del Mar GenPar, Inc.	Nevada

First Physicians Business Solutions, LLC	Oklahoma

First Physicians Community Healthcare Services, Inc.	Nevada

First Physicians Realty Group, LLC	Delaware

First Physicians Resources, LLC	Nevada

FPS-1, LLC	Nevada

Outpatient Surgery of Del Mar, LLC	California

Outpatient Surgery of Point Loma, LLC	California

Point Loma Acquisition, Inc.	Nevada

Point Loma GenPar, Inc.	Nevada

RHA Anadarko, LLC	Oklahoma

RHA Stroud, LLC	Oklahoma

RHA Tishomingo, LLC	Oklahoma

Rural Hospital Acquisition, LLC (operating under the trade name of Southern Plains Medical Group, LLC)	Oklahoma

Southern Plains Medical Center, Inc.	Oklahoma

Surgical Center Management, Inc.	Nevada

Tri-Isthmus Group (USA), Inc.	Delaware

Virtual Source, Inc.	Nevada

Vsource (USA) Inc.	Delaware

Vsource (California) Inc.	California

Vsource (CI) Ltd	Cayman Islands

Vsource (Asia) Ltd	Hong Kong

Vsource (BVI) Ltd	British Virgin Islands

Vsource (Singapore) Pte Ltd	Singapore

Vsource (Nevada) Inc.	Nevada